Exhibit 99.01

For Immediate Release

DexCom Names Steven R. Pacelli Chief Administrative Officer

SAN DIEGO, CA – December 15, 2008 – DexCom, Inc. (NASDAQ:DXCM) today announced that Steven R. Pacelli has been appointed to the newly created position of Chief Administrative Officer (CAO). In this role, Mr. Pacelli will oversee DexCom’s key administrative functions, including finance, corporate development, managed care, legal, human resources, intellectual property and investor relations. Mr. Pacelli will continue to report to Terry Gregg, DexCom’s President and Chief Executive Officer.

“Establishing the CAO role will enable DexCom to continue to improve efficiency and coordination of our corporate administrative and support activities,” said Mr. Gregg. “Steve has worked closely with me to set the framework for the growth of DexCom in the coming quarters and years. He has demonstrated outstanding leadership skills, both externally and internally, and an ability to deliver results. I appreciate him taking on this expanded role.” Mr. Gregg also noted that Mr. Pacelli’s stewardship of the company’s administrative areas will allow him to focus more directly on continuing to grow the its revenue-generating businesses.

Mr. Pacelli has served as DexCom’s Senior Vice President of Corporate Affairs since July 2007, and its Vice President of Legal Affairs from April 2006 to July 2007. From March 2003 to April 2006, Mr. Pacelli served as a corporate attorney with Stradling Yocca Carlson & Rauth where he specialized in public and private finance, mergers and acquisitions and general corporate matters for life sciences and technology companies. From February 2001 to March 2003, Mr. Pacelli served as Vice President of Corporate Development, Secretary and General Counsel of Axcelerant, Inc., a provider of secure managed business network services. From January 2000 to January 2001, Mr. Pacelli served as Vice President, Secretary and General Counsel of Flashcom, Inc., a provider of consumer broadband DSL services. Mr. Pacelli received a B.A. from the University of California, Los Angeles and a J.D. from the University of Virginia. Mr. Pacelli is a member of the State Bar of California.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is a medical device company focused on the design, development and commercialization of continuous glucose monitoring systems for use by patients at home and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization of the company’s products is subject to numerous risks and uncertainties, including a lack of acceptance in the marketplace by physicians and patients, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of patients to receive reimbursement from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending September 30, 2008, as filed with the Securities and Exchange Commission on November 10, 2008.

FOR MORE INFORMATION:

Steven R. Pacelli

Chief Administrative Officer

(858) 200-0200

www.dexcom.com